U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25


                                                      SEC FILE NUMBER

NOTIFICATION OF LATE FILING                               0-13551
                                             ---------------------------------

                                                       CUSIP NUMBER
(Check One):
                                                          957683

[  ] Form 10-K and Form 10-KSB        [  ] Form 20-F       [x] Form 11-K        [  ] Form 10-Q and Form 10-QSB
[  ] Form N-SAR


For Period Ended:  December 31, 1997

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR


For the Transition Period Ended:................................................


Read Attached Instruction Sheet Before Preparing Form.  Please Print or Type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.


     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
 ................................................................................

 ................................................................................

--------------------------------------------------------------------------------
PART 1 -- REGISTRANT INFORMATION
--------------------------------------------------------------------------------

         Full Name of Registration:         Western Bancorp

         Former Name if Applicable:         Santa Monica Bank

         Address of Principal Executive Office (Street and Number):

                  4100 Newport Place, Suite 900

         City, State and Zip Code:

                  Newport Beach, California 92660


PART II--RULES 12b-25 (b) AND (c)
--------------------------------------------------------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[x] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[x] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and


[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

--------------------------------------------------------------------------------
PART III--NARRATIVE
--------------------------------------------------------------------------------

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

Due to the merger of Santa Monica Bank with and into Western Bank, a wholly-owned subsidiary of Western Bancorp, accounting records relating to the Santa Monica Bank 401-K Plan could not be prepared by Western Bancorp without unreasonable effort or expense in order to ensure the timely audit of such records by KPMG Peat Marwick LLP, Western Bancorp's independent auditors.

                                                 (Attach Extra Sheets if Needed)

--------------------------------------------------------------------------------
PART IV--OTHER INFORMATION
--------------------------------------------------------------------------------

(1) Name and telephone number of person to contact in regard to this notification

Julius G. Christensen, General Counsel              (949)         863-2300
                (Name)                           (Area Code)  (Telephone Number)

         (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                           [x] Yes       [  ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                           [  ] Yes       [x] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                                 Western Bancorp
                  (Name of Registrant as specified in charter)


has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date June 29, 1998         By: /s/ Julius G. Christensen
     --------------            ------------------------------------------------
                               Julius G. Christensen, Executive Vice President,
                                 General Counsel and Secretary


                                  Page 2 of 2